EXHIBIT 11.1

                              BEST BUY CO., INC.

                 COMPUTATION OF NET EARNINGS PER COMMON SHARE

                  (Amounts in 000, except per share amounts)

                                 (unaudited)


                                               THREE MONTHS ENDED             NINE MONTHS ENDED
                                           --------------------------     --------------------------
                                           NOVEMBER 25,  NOVEMBER 26,     NOVEMBER 25,  NOVEMBER 26,
                                               1995          1994             1995          1994
                                           ------------  ------------     ------------  ------------
Earnings:
 Net earnings available to
  common shares                              $17,802       $17,702          $28,188       $29,543
                                             =======       =======          =======       =======
Shares:
 Weighted average common
  shares outstanding                         42,692         42,124           42,569        41,951

 Adjustments:
  Assumed issuance of shares
   purchased under stock option plans           833          1,474            1,059         1,475
                                            -------        -------          -------       -------
  Total common equivalent shares             43,525         43,598           43,628        43,426
                                            =======        =======          =======       =======

  Net earnings per common share             $   .41        $   .41          $   .65       $   .68
                                            =======        =======          =======       =======
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Note:  The computation of earnings per common share assuming full dilution results in anti-dilution.